Exhibit 3.0

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

State of Delaware Secretary of State

Division of Corporations Delivered 03:46 PM 09/28/2018 FILED 03:46 PM 09/28/2018

SR 20186897614 - File Number 700714

Advanzeon Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY:

1.The name of the corporation is Advanzeon Solutions, Inc.

2.   That an Amended and Restated Certificate of Incorporation (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on June 4,2018, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.   The inaccuracy or defect of said Certificate is: (must be specific)

Due to a clerical error the Amended and Restated Certificate of Incorporation inadvertently omitted references to the Corporation's Series C and Series D Preferred Stock.

4.	Article FOURTH of the Certificate is corrected to read as follows:

FOURTH. The Corporation shall have authority to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue shall be one billion and one million (1,001,000,000). The total number of shares of Preferred Stock which the Corporation shall have authority to issue shall be one million (1,000,000); and each share shall have a par value of one-tenth of one cent ($0.001); and the total number of shares of Common Stock which the Corporation shall have authority to issue shall be one billion (1,000,000,000); and each such share shall have a par value of one cent ($0.01). The Corporation shall have a class of Preferred Stock designative as Series C Preferred Stock and a class of Preferred Stock designated as Series D Preferred Stock. The voting powers, preferences, privileges and restrictions granted to or imposed upon the Corporation's Series C Convertible Preferred Stock, par value $0.001 per share or the holders thereof, are as follows:

1.    Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Shares") and the number of shares constituting the Series C Preferred Shares shall be fourteen thousand four hundred (14,400). The Series C Preferred Shares (as used from time to time herein, the "Originally Issued Series C Preferred Shares") will be issued on June 26, 2009 (the "Issue Date"). Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, however, that no decrease shall reduce the number of shares of Series C Preferred Shares to a number less than the number of shares then outstanding.

2.	Dividends

2.1     Dividends. The holders of record of Series C Preferred Shares, in preference to the holders of shares of Common Stock and of any other capital stock of the Corporation ranking junior to the Series C Preferred Shares as to payment of dividends, shall be entitled to receive, out of funds legally available therefore, dividends as, when and if declared and paid by the Corporation. If dividends are declared with respect to the Common Stock or any class or series of capital stock ranking junior to the Series C Preferred Shares, then holders of Series C Preferred Shares shall be entitled to receive a dividend equivalent to that which would have been payable had the Series C Preferred Shares been converted into shares of Common Stock immediately prior to the record date for payment of the dividends on the Common Stock. No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's capital stock heretofore or hereafter issued ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared, paid or set apart in trust for such payment on the Series C Preferred Shares.

3.	Liquidation. Dissolution. Winding-up and Other Events

3.1       Series C Preferred Shares Preference. In the event of: (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or (ii) whether in a single or in a series of related transactions, any sale, transfer, lease, merger or reorganization involving at least a majority of the Corporation's consolidated assets, revenues or business, or (iii) any single or any series of related transactions is consummated resulting in the Corporation's stockholders immediately prior to such transaction(s) owning less than 50% of the voting power of the surviving or continuing entity (each of the events described in the foregoing clauses (i) through (iii) of this Section 3.1 shall be referred to herein as a "Liquidation Event"), after payment of all amounts owing to holders of capital stock ranking senior to the Series C Preferred Shares, the holders of Series C Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any class or series of capital stock ranking junior to the Series C Preferred Shares by reason of their ownership thereof, an amount equal to $250.00 per Series C Preferred Share (the "Liquidation Preference") (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares) plus all accrued but declared and unpaid dividends, if any, to the date of winding up, on the Series C Preferred Shares.

If upon such Liquidation Event, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full to the holders of Series C Preferred Shares, then the entire assets of the Corporation to be distributed, after distribution to capital stock ranking senior to the Series C Preferred Shares, shall be distributed ratably among the holders of Series C Preferred Shares.

3.2     Remaining Liquidating Distribution. After payment has been made in full pursuant to Section 3.1 above, and to holders of capital stock of the Corporation ranking senior to the Series C Preferred Shares, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of any capital stock ranking junior to the Series C Preferred Shares but senior to the Common Stock ratably in proportion to the number of shares of such stock they then hold, if any such stock is then outstanding, and thereafter to the respective holders of the Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

3.3      Other Distributions. The amount deemed distributed to the holders of Series C Preferred Shares upon any Liquidation Event shall be the cash or the fair market value of the property, rights, or securities distributed to such holders by the acquiring Person, firm, or other entity. The value of such property, rights, or other securities shall be determined in good faith by the Board of Directors of the Corporation.

4.     Voting Rights. Except as otherwise required by law or, with respect to any series of Preferred Stock, as otherwise provided by the Board of Directors, the holders of the Series C Preferred Shares shall have the following voting rights:

4.1     Series C Preferred Shares Voting Rights. Each holder of Series C Preferred Shares shall be entitled to notice of any stockholders' meeting and to vote on any matters on which the Common Stock may be voted. Each Series C Preferred Share shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such Series C Preferred Share is convertible. Unless otherwise required by law, holders of Series C Preferred Shares shall vote together with holders of Common Stock as a single class on all matters submitted to a vote of the Company's stockholders.

4.2     Series C Preferred Shares Board Representation. On the Issue Date, the holders of Series C Preferred Shares, voting as a separate class, shall have the right to elect a total of five (5) directors to the Board of Directors of the Corporation (the "Series C Directors"). Commencing on the date on which the holders of the Series C Preferred Shares own (beneficially or of record) at least 40% but less than 50% of the Originally Issued Series C Preferred Shares, the holders of Series C Preferred Shares, voting as a separate class, shall have the right to elect a total of four Series C Directors. Commencing on the date on which the holders of the Series C Preferred Shares own (beneficially or of record) at least 30% but less than 40% of the Originally Issued Series C Preferred Shares, the holders of Series C Preferred Shares, voting as a separate class, shall have the right to elect a total of three Series C Directors. Commencing on the date on which the holders of the Series C Preferred Shares own (beneficially or of record) at least 20% but less than 30% of the Originally Issued Series C Preferred Shares, the holders of Series C Preferred Shares, voting as a separate class, shall have the right to elect a total of two Series C Directors. Commencing on the date on which the holders of the Series C Preferred Shares own (beneficially or of record) at least 10% but less than 20% of the Originally Issued Series C Preferred Shares, the holders of Series C Preferred Shares, voting as a separate class, shall have the right to elect one Series C Director. Commencing on the date on which holders of the Series C Preferred Shares own (beneficially or of record) less than 10% of the Originally Issued Series C Preferred Shares, the holders of the Series C Preferred Shares, voting as a separate class, shall have no right to elect a Series C Director. The Corporation will pay or reimburse the fees and expenses of, and provide all of the other benefits to, the Series C Directors in the same amounts and on the same terms and basis as the other members of the Board of Directors of the Corporation who are not employed by the Corporation. Each of the Audit Committee and the Compensation Committee shall have no more than three (3) members, at least one of whom, as to each committee, shall be a Series C Director.

4.3      Matters Requiring Class Vote. So long as at least a majority of the Originally Issued Series C Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 50% of the outstanding Series C Preferred Shares, given in writing or by a vote at a meeting, consenting or voting (as the case may be) as a single class:

(a)  create, authorize or issue any shares of any security or class of stock ranking senior to, or pari passu with, the Series C Preferred Shares with respect to dividend rights, liquidation preference or otherwise;

(b)	amend, alter or repeal the Certificate of Incorporation or Bylaws of the Corporation; redeem or repurchase, or declare or pay any dividend or distribution with respect to, any equity securities;

(d)   (i) whether in a single or in a series of related transactions, effect any sale, transfer, lease, merger or reorganization involving a material portion of the Corporation's assets or business, (ii) effect any single or any series of related transactions resulting in the Corporation's stockholders immediately prior to such transaction(s) owning less than 50% of the voting power of the surviving or continuing entity, or (iii) enter into any single or a series of related transactions with a valuation in excess of $5,000,000 (whether in the form of cash, assumed liabilities or otherwise);

(e)    increase the size of the Board of Directors of the Corporation (except as contemplated hereunder for the benefit of the holders of the Series C Preferred Shares);

(f)    alter or change the rights of the Series C Preferred Shares or increase the authorized number of shares of Common Stock or Preferred Stock of any series or any other security convertible or exchangeable into or for equity securities having a preference senior to or pari passu with the Series C Preferred Shares;

(g)    create or suffer to exist any Indebtedness in excess of $5,000,000 other than such Indebtedness existing on the Issue Date and determined in accordance with GAAP; or

(h)    take any action, or fail to take any action, that could result in taxation of the holders of the Series C Preferred Shares under Section 305 of the Internal Revenue Code.

5.    Conversion of Series C Preferred Shares. The holders of Series C Preferred Shares shall have conversion rights as follows (the "Series C Conversion Rights"):

5.1       Right of Holder to Convert Series C Preferred Shares. Each issued and outstanding Series C Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefore, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing $250.00 by the Series C Conversion Price (as defined below). The "Series C Conversion Price" at which shares of Common Stock shall be deliverable upon conversion of Series C Preferred Shares shall be $0.790447 per share.

5.2      Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the then effective Series C Conversion Price (rounded to the nearest whole cent).

5.3	Mechanics of Conversion.

(a)    In order for a holder of Series C Preferred Shares to convert Series C Preferred Shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such Series C Preferred Shares, at the office of the transfer agent for the Series C Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the Series C Preferred Shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of Series C Preferred Shares to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date") and the conversion shall be deemed effective as of the close of business on the Conversion Date.

The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Shares, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In case the number of Series C Preferred Shares represented by the certificate or certificates surrendered pursuant to Section 5.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of Series C Preferred Shares represented by such certificate or certificates surrendered but not converted.

(b)   The Corporation shall, at all times when the Series C Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares.

(c)   Upon any such conversion, no adjustment to the Series C Conversion Price shall be made for any accrued and unpaid dividends on the Series C Preferred Shares surrendered for conversion or on the Common Stock delivered upon conversion.

(d)  All Series C Preferred Shares surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of Common Stock in exchange therefore) and any Series C Preferred Shares so converted shall be retired and canceled and shall not be reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized Preferred Stock accordingly.

5.4	Notice of Record Date. In the event that there occurs any of the following events:

(a)	the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(b)	the Corporation subdivides or combines its outstanding shares of Common Stock;

(c)	there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation;

(d)	the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation; or

(e)	a Conversion Event (as defined in Section 5.7);

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Series C Preferred Shares at their addresses as shown on the records of the Corporation or such transfer agent, at least fifteen days prior to the record date specified in (1) below or thirty days before the date specified in (2) below, a notice stating the following information:

(1)     the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(2)     the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, winding-up or Conversion Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, winding-up or Conversion Event.

5.5     Reorganization. Reclassification. Recapitalization. Consolidation. Merger or Sale. If any capital reorganization, reclassification or recapitalization of the capital stock of the Corporation, or consolidation or merger of the Corporation, or sales of all or substantially all of its assets to another entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, recapitalization, consolidation, sale or merger, lawful and adequate provisions shall be made whereby each holder of Series C Preferred Shares shall thereupon have the right and option to receive, upon the basis and upon the terms and conditions specified herein and in lieu of conversion of the Series C Preferred Shares into Common Stock, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock as would have been received upon conversion of the Series C Preferred Shares at the Series C Conversion Price immediately before such reorganization, reclassification, recapitalization, consolidation, sale or merger, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities delivered to holders in connection with such reorganization, reclassification, recapitalization, consolidation, sale or merger. Prior to the consummation of any consolidation or merger or sale of assets of the Corporation, the successor corporation resulting from such consolidation or merger, or the purchaser of such assets, shall agree in writing to be bound by the provisions hereof.

6.     Reacquired Shares. Any Series C Preferred Shares converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Series C Preferred Shares accordingly.

The preferences, privileges and restrictions granted to or imposed upon the Corporation's Series D Convertible Preferred Stock, par value $0.001 per share or the holders thereof, are as follows:

1.  Designation and Amount. 7,000 (seven thousand) shares of the Preferred Stock shall be designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Shares"). The authorized number of Series D Preferred Shares may be increased or decreased by resolution of the Board of Directors, provided, however, that no decrease shall reduce the number of shares of Series D Preferred Shares to a number less than the number of shares then outstanding.

2.	Dividends

2.1   Dividends. If any dividend is declared with respect to the Common Stock of the Corporation, par value $0.01 per share ("Common Stock"), then holders of Series D Preferred Shares shall be entitled to receive a dividend with respect to each Series D Preferred Share in an amount equal to (a) 50% of the amount of the dividend declared with respect to each share of Common Stock, multiplied by (b) the number of Common Stock shares into which such Series D Preferred Shares is entitled to convert pursuant to Section 5.1 below. Any dividends declared with respect to Series D Preferred Shares shall be subordinate and junior to any dividends declared with respect to any other designated series of Preferred Stock then outstanding unless the certificate of designation of such series of Preferred Stock expressly states that any dividend thereon shall be subordinate and junior to any dividend declared with respect to the Series D Preferred Shares.

3.	Liquidation, Dissolution, Winding-up and Other Events

3.1     Series D Preferred Shares Preference . In the event of: (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or (ii) whether in a single or in a series of related transactions, any sale, transfer, lease, merger or reorganization involving at least a majority of the Corporation's consolidated assets, revenues or business, or (iii) any single or any series of related transactions is consummated resulting in the Corporation's stockholders immediately prior to such transaction(s) owning less than 50% of the voting power of the surviving or continuing entity (each of the events described in the foregoing clauses (i) through (iii) above shall be referred to herein as a "Liquidation Event"), after payment of all amounts owing to holders of shares of any other capital stock of the Corporation ranking senior to the Series D Preferred Shares as to payment of dividends, the holders of Series D Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any other class or series of capital stock ranking junior to the Series D Preferred Shares by Shares by reason of their ownership thereof, an amount equal to $50.00 per Series D Preferred Share (the "Series D Liquidation Preference") (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares) plus all accrued but declared and unpaid dividends, if any, to the date of the Liquidation Event, on the Series D Preferred Shares.

If upon such Liquidation Event, the assets to be distributed among the holders of the Series D Preferred Shares are insufficient to permit payment in full of the Series D Liquidation Preference to the holders of Series D Preferred Shares, then the entire assets of the Corporation to be distributed, after distribution to capital stock ranking senior to the Series D Preferred Shares, shall be distributed ratably among the holders of Series D Preferred Shares.

3.2     Remaining Liquidating Distribution. After payment has been made in full pursuant to Section 3.1 above, and to holders of capital stock of the Corporation ranking senior to the Series D Preferred Shares, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of the Series D Preferred Shares and Common Stock ratably on an as-converted to Common Stock basis in proportion to the number of shares of Common Stock they then hold.

3.3    Other Distributions. The amount deemed distributed to the holders of Series D Preferred Shares upon any Liquidation Event shall be the cash or the fair market value of the property, rights, or securities distributed to such holders by the acquiring person, firm, or other entity. The value of such property, rights, or other securities shall be determined in good faith by the Board of Directors of the Corporation.

4.  Voting Rights. Each holder of Series D Preferred Shares shall be entitled to notice of any stockholders' meeting and to vote on any matters on which the Common Stock may be voted. Each Series D Preferred Share shall be entitled to the number of votes that the holder of 500,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) would be entitled to by virtue of holding such shares of Common Stock; provided, however, that for purposes of counting votes of any Series D Preferred Shares, (a) any fractional votes of such shares which are equal to or greater than 0.5 votes shall be rounded up to the nearest whole number, and (b) any fractional votes of such shares which are less than 0.5 votes shall be rounded down to the nearest whole number. Unless otherwise required by law, holders of Series D Preferred Shares shall vote together with holders of Common Stock as a single class on all matters submitted to a vote of the Company's stockholders.

5.    Conversion of Series D Preferred Shares. The Series D Preferred Shares shall be convertible as follows (the "Series D Conversion Rights"):

5.1   Optional Conversion. Each issued and outstanding Series D Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefore, into 100,000 shares of fully paid and nonassessable shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

5.2    Fractional Shares. The number of shares issuable to any holder upon such conversion shall be determined on the basis of the total number of Series D Preferred Shares the holder is converting into Common Stock and the number of shares of Common Stock issuable upon such conversion. If the conversion would result in any fractional share, then the aggregate number of shares of Common Stock to be issued to such holder shall be rounded down to the nearest whole share. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the then fair market value of a share of Common Stock determined by the Corporation's Board of Directors.

5.3  Mechanics of Conversion.

(a)    In order for a holder of Series D Preferred Shares to convert Series D Preferred Shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such Series D Preferred Shares, at the office of the transfer agent for the Series D Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the Series D Preferred Shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of Series D Preferred Shares to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date") and the conversion shall be deemed effective as of the close of business on the Conversion Date.

The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series D Preferred Shares, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In case the number of Series D Preferred Shares represented by the certificate or certificates surrendered pursuant to Section 5.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of Series D Preferred Shares represented by such certificate or certificates surrendered but not converted.

(b)   The Corporation shall, at all times when the Series D Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Shares. Before taking any action that would cause an adjustment increasing the number of shares of Common Stock issuable upon the conversion of a Series D Preferred Share, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of a Series D Preferred Share.

(c)  Upon the conversion of the Series D Preferred Shares, no adjustment shall be made to the number of share of Common Stock into which a Series D Preferred Share is convertible for any accrued and unpaid dividends on the Series D Preferred Shares surrendered for conversion or on the Common Stock delivered upon conversion.

(d)  All Series D Preferred Shares surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of Common Stock in exchange therefore) and any Series D Preferred Shares so converted shall be retired and canceled and shall not be reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized Preferred Stock accordingly.

6.   Reacquired Shares. Any Series D Preferred Shares converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Series D Preferred Shares accordingly.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 28th day of September, A.D.2018

By: /s/Clark A. Marcus AuthorizedOfficer

Name: Clark A. Marcus

Print or Type Title: Chief Executive Officer